Exhibit 24(b)(8.13)
FOURTH AMENDMENT
TO FUND PARTICIPATION AGREEMENT

This FOURTH AMENDMENT TO FUND PARTICIPATION AGREEMENT
(“Amendment”), dated as of July 1, 2013, is made by and between ING Life Insurance and
Annuity Company (the “Company”), American Century Investment Services, Inc., the distributor
(the “Distributor”) of the American Century family of mutual funds (the “Funds”), and American
Century Services, LLC, the transfer agent (the “Transfer Agent”) of the Funds.

WHEREAS, the Company, Distributor, and the Transfer Agent are parties to that certain
Fund Participation Agreement, dated July 1, 2000, as amended November 7, 2003, October 1,
2004, and April 1, 2007;

WHEREAS, pursuant to that certain Novation Agreement, dated as of February 16, 2010, the Original Agreement (as defined in the Novation Agreement) automatically terminated and a new agreement was deemed to have been formed on the same terms as the Original Agreement
(the “Agreement”);

WHEREAS, as a result of the current interest rate environment, effective April 1, 2013, the Distributor suspended the payment of applicable 12b-1 fees on A class of certain money market Funds (“Money Market Funds”) as well as stopped payment of any administrative services fees (shareholder recordkeeping fees, sub-TA fees or per account fees) on Investor or A
Class Money Market Funds;

WHEREAS, the parties have agreed to make modifications to the fee payment terms of the Agreement in accordance with the fee adjustments described above;

WHEREAS, subject to the terms and conditions of the Agreement, the Distributor desires to make available R6 class shares of the Funds;

WHEREAS, in connection with the expansion of the classes of Funds available under the
Agreement, the parties agree to revise certain payment terms provided for in the Agreement; and

WHEREAS, the parties now desire to modify the Agreement as provided herein.

NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), and intending to be legally bound, the parties agree as follows:

1.	Notwithstanding anything to the contrary provided for in the Agreement, effective April 1, 2013, no payment shall be made to the Company for any administrative services fees (including shareholder recordkeeping fees, sub-TA fees or per account fees) with respect to the Money Market Funds.

2.	Notwithstanding anything to the contrary provided for in the Agreement, the Distributor’s obligation to make payments of applicable distribution or 12b-1 fees to the

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Company with respect to a Money Market Fund, if any, shall be contingent upon receipt by the
Distributor of such payments from the respective Money Market Fund.

	3.	Subject to the terms and conditions of the Agreement, the Distributor will make available R6 class shares of certain Funds. Notwithstanding anything to the contrary provided for in the Agreement, no administrative services fee or any other fee shall be paid to the
Company for assets that are held in the R6 class of shares of any Fund.

	4.	Schedule B to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule B.

	5.	In the event of a conflict between the terms of this Amendment and the
Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the
Agreement.

	6.	Except as expressly supplemented, modified, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

	7.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first listed above.

ING LIFE INSURANCE AND
ANNUITY COMPANY

By: /s/Lisa Gilarde
Name:	Lisa Gilarde
Title:	Vice President

AMERICAN CENTURY INVESTMENT		AMERICAN CENTURY
SERVICES, INC.		SERVICES, LLC

By: /s/Cindy A. Johnson		By: /s/Janet A. Nash
Name:	Cindy A. Johnson	Name: Janet A. Nash
Title: Vice President		Title: Vice President

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SCHEDULE B

FEES PAYABLE TO THE COMPANY

Distributor agrees to pay the Company a servicing fee as provided in the following table.

SHARE CLASS	ADMINISTRATIVE SERVICE FEE	12b-1 FEE – DISTRIBUTION SERVICES FEE ONLY[1]
Investor	Equity – bps Fixed Income – bps Money Market – bps	All Funds – bps
A	Equity – bps Fixed Income – bps Money Market – bps	All Funds – bps
Advisor	Equity – bps Fixed Income – bps	All Funds – bps
Institutional	Equity – bps Fixed Income – bps	All Funds – bps
R	All Funds – bps	All Funds – bps
R6	All Funds – bps	All Funds – bps

______________________
[1] Distributor shall make quarterly payments to ING Financial Advisers, LLC based on the annual rates set forth in the table above on all Advisor, A and/or R Class shares of the Funds through the
Company’s arrangements with Plans or the Company’s Variable Annuity Contracts in each calendar quarter.

Notwithstanding anything to the contrary provided for in the Agreement, the Distributor’s obligation to make payments of applicable distribution or 12b-1 fees to the Company with respect to a money market fund, if any, shall be contingent upon receipt by the Distributor of such payments from the respective money market fund.